Excelsior Funds Trust



77E Legal Proceedings
United States Trust Company of New York and U.S. Trust Company, N.A. (formerly, co-investment advisers to the Funds, together referred to herein as "U.S. Trust Company"), Excelsior Funds, Inc., Excelsior Tax-Exempt Funds, Inc., and Excelsior Funds Trust (the "Companies"), The Charles Schwab Corporation and several individuals and third parties were named in four fund shareholder class actions and two derivative actions which alleged that U.S. Trust Company, the Companies, and others allowed certain parties to engage in illegal and improper mutual fund trading practices, which allegedly caused financial injury to the shareholders of certain of the Excelsior Funds advised by U.S. Trust Company. Each plaintiff seeks unspecified monetary damages and related equitable relief.

The class and derivative actions described above were transferred to the United States District Court for the District of Maryland for coordinated and consolidated pre-trial proceedings. In November 2005, the StateplaceMaryland court dismissed many of the plaintiffs' claims in both the class and derivative actions. The court entered implementing orders on February 24, 2006. All claims against the Companies have been dismissed. Plaintiffs' claims against U.S. Trust Company and certain individuals under Sections 10(b) and 20(a) of the Securities Exchange Act and Sections 36(b) and 48(a) of the Investment Company Act, however, have not been dismissed. Plaintiffs' Section 48(a) claims against parent entity U.S. Trust Company and former parent entity The Charles Schwab Corporation also remain.

While the ultimate outcome of these matters cannot be predicted with any certainty at this time, based on currently available information, U.S. Trust Company believes that the likelihood is remote that the pending litigation will have a material adverse financial impact on the Companies, or materially affect the advisers' ability to provide investment management services to the Companies.


77Q1(a) Exhibit

Amendment dated June 15, 2007 to Amended and Restated Bylaws is incorporated herein by reference to Post-Effective Amendment No. 33 to Registrant's Registration Statement on Form N-1A, as filed with the SEC on June 29, 2007 (Accession #00093125-07-146912).

77Q1(b) Exhibit
77D Policies with respect to security investments
Equity Opportunities Fund (Fund)
On May 17, 2007, the section entitled "Investment, Strategies and Risks" in the Fund's Statement of Additional Information was deleted and replaced in its entirety with the following:

The Fund may invest directly or indirectly in the securities of foreign issuers



77Q1(e) Exhibits
Investment Advisory Agreement dated July 1, 2007, among Registrant, UST Advisers, Inc., and United States Trust Company, National Association, on behalf of its Asset Management Division, U.S. Trust New York Asset Management Division with respect to the Equity Opportunities, Equity Income, High Yield, and Mid Cap Value and Restructuring Funds, and Investment Advisory Agreement dated July 1, 2007, among Registrant, UST Advisers, Inc., and United States Trust Company, National Association, on behalf of its Asset Management Division, U.S. Trust New York Asset Management Division, with respect to the International Equity Fund is incorporated herein by reference to Post-Effective Amendment No. 34 to Registrant's Registration Statement on Form N-1A, as filed with the SEC on July 31, 2007 (Accession # 0001193125-07-166799).